Addendum to Technology Transfer Agreement

         THIS ADDENDUM made and entered into this 14th day of August, 2000, amends the original Agreement dated 7 August 2000 (hereinafter "said Agreement") by and between Global Network Media, Inc., a Colorado corporation currently in good standing (hereinafter "GNM") and Mind2Market, Inc., a Colorado corporation currently in good standing (hereinafter ("M2M"). This Addendum modifies the terms and conditions under which GNM will grant to M2M exclusive rights to certain patent-pending technology as set forth in said Agreement, to wit:

        1. The provisions of paragraph 17 of the said Agreement are modified as follows:
                  The additional funding in excess of the original $100,000 committed for the manufacturing, marketing, management, customer service and continued development of the Emergency Signal Balloon (ESB) product(s) shall be made available according to the following criteria: Funds from additional capital funding raised for M2M over and above the first million shall be committed toward ESB promotion in an amount that matches revenues from sales of the ESB product line, up to an additional $300,000 but not to exceed 10% of said additional capital funding raised to date.

        2.  All  other  terms of said Agreement shall  remain   unchanged and in
            effect unless further modified by both parties as provided therein.

        3. THIS ADDENDUM IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF COLORADO FOR WHICH THE COURTS IN DENVER, COLORADO SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF LAWS RULES THERE-OF OR OF ANY STATE.


MIND2MARKET, INC.                          GLOBAL NETWORK MEDIA, INC.

By ____________________________________    By __________________________________
Its: __________________________________    Its:_________________________________



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